UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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☐	Soliciting Material Under Rule 14a-12

TARONIS FUELS, INC.
(Name of Registrant as Specified in Its Charter)

THOMAS WETHERALD TOBIAS WELO MARY PAT THOMPSON SERGEY VASNETSOV ANDREW MCCORMICK
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Delaware Court of Chancery Rules in Favor of Concerned Shareholders’ February 12 Record Date

NEW YORK, NY – (GLOBENEWSWIRE) – April 2, 2021 – Thomas Wetherald and Tobias Welo (together, the “Concerned Shareholders”) today announced that the Delaware Court of Chancery issued a bench ruling in favor of their motion to declare February 12, 2021 as the record date for the consent solicitation to remove all of the incumbent directors of Taronis Fuels, Inc. (OTCQB: TRNF) and elect the five nominees proposed by the Concerned Shareholders.

On April 1, 2021, the Court of Chancery issued an oral ruling from the bench finding in favor of the Concerned Shareholders’ request to confirm the record date for the consent solicitation to be February 12, 2021 and finding the Board’s attempt to establish March 4, 2021 as the record date to be invalid. The Court also entered an order in connection with the ruling. The defendants indicated that they intend to appeal the ruling.

As of February 12, 2021, the Concerned Shareholders and other participants in the consent solicitation held 1,113,332 shares of Taronis Fuels common stock, or over 16.9 percent of the 6,570,966 shares outstanding as of the record date.

The Concerned Shareholders strongly urge Taronis Fuels shareholders to protect the value of their investment by consenting on the WHITE card as soon as possible. Shareholders may provide their consent if they held shares of Taronis Fuels as of February 12, 2021, even if they subsequently sold their shares. Shareholders should simply discard and NOT vote using any green revocations cards they may receive from Taronis.

Investors:

Saratoga Proxy Consulting LLC
(212) 257-1311
info@saratogaproxy.com

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